EXECUTION COPY

AMENDMENT NO. 1 TO
AMENDED AND RESTATED CREDIT AGREEMENT

This Amendment No. 1 to Amended and Restated Credit Agreement, dated as of February 26, 2016 (this “Amendment”), is among TimkenSteel Corporation, an Ohio corporation, as the Borrower (the “Borrower”), the other Loan Parties party hereto, the Lenders party hereto, and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Administrative Agent”). Capitalized terms not otherwise defined herein have the definitions provided therefor in the Credit Agreement referenced below.
W I T N E S S E T H:
WHEREAS, the Borrower, the other Loan Parties party thereto, the Lenders party thereto, and the Administrative Agent are parties to that certain Amended and Restated Credit Agreement, dated as of December 21, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”); and
WHEREAS, the Borrower has requested that the Administrative Agent and the requisite Lenders amend the Credit Agreement as set forth herein, and the Administrative Agent and the Lenders party hereto have agreed to so amend the Credit Agreement and the Security Agreement upon terms and subject to conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:
1.Amendments to the Credit Agreement. Effective as of the date of satisfaction of the conditions precedent set forth in Section 2 below, the parties hereto agree that the Credit Agreement is hereby amended as follows:
(a)The definition of “Aggregate Commitment” set forth in Section 1.01 of the Credit Agreement is hereby amended by amending and restating the last sentence thereof to read as follows:
As of the Amendment No. 1 Effective Date, the Aggregate Commitment is $265,000,000.
(b)Clauses (a) and (b) of the definition of “Alternative Financing” set forth in Section 1.01 of the Credit Agreement are hereby amended and restated to read as follows:
(a) the sum of (i) the aggregate principal amount of such Indebtedness plus (ii) the aggregate principal amount of Specified Convertible Notes issued by the Borrower since the Restatement Effective Date shall not exceed $250,000,000;
(b) the sum of (i) the aggregate principal amount of such Indebtedness plus (ii) the value of the M&E Component (calculated assuming the Alternative Financing Effective Date has occurred) on the date such Indebtedness is incurred plus (iii) the aggregate principal amount of Specified Convertible Notes issued by the Borrower since the Restatement Effective Date, shall not be less than the greater of (x) an amount equal to (A) the value of the M&E Component (calculated assuming the Alternative Financing Effective Date has not occurred) on the date such Indebtedness is incurred plus (B) $25,000,000 minus (C) the aggregate principal amount of Specified Convertible Notes issued by the Borrower since the

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Restatement Effective Date and (y) the value of the M&E Component (calculated assuming the Alternative Financing Effective Date has not occurred) on the date such Indebtedness is incurred;
(c)The definition of “Applicable Commitment Fee Rate” set forth in Section 1.01 of the Credit Agreement is hereby amended and restated to read as follows:
“Applicable Commitment Fee Rate” means 0.50% per annum.
(d)The definition of “Applicable Rate” set forth in Section 1.01 of the Credit Agreement is hereby amended and restated to read as follows:
“Applicable Rate” means, for any day, with respect to any Eurodollar Loan or any ABR Loan, as the case may be, the applicable rate per annum set forth below under the caption “Eurodollar Spread” or “ABR Spread”, as the case may be, based upon the Average Quarterly Availability during the most recently ended fiscal quarter of the Borrower; provided that the “Applicable Rate” shall be the applicable rates per annum set forth below in Category 2 during the period from the Restatement Effective Date to, and including, the date that is five (5) Business Days following delivery to the Administrative Agent of the Borrowing Base Certificate and related information for the fiscal quarter of the Borrower ending December 31, 2016:

	Average Quarterly Availability	Eurodollar Spread	ABR Spread
Category 1:	> 50% of the Aggregate Commitment	3.00%	2.00%
Category 2:	≤ 50% of the Aggregate Commitment but > 25% of the Aggregate Commitment	3.25%	2.25%
Category 3:	≤ 25% of the Aggregate Commitment	3.50%	2.50%

For purposes of the foregoing, (a) the Applicable Rate shall be determined based upon the Borrowing Base Certificates and related information that are delivered from time to time pursuant to Section 5.01(g), (b) each change in the Applicable Rate resulting from a change in Average Quarterly Availability shall be effective during the period commencing on and including the date that is five (5) Business Days following delivery to the Administrative Agent of a Borrowing Base Certificate and related information immediately following the most recently ended fiscal quarter of the Borrower and ending on the date immediately preceding the effective date of the next such change, provided that the Average Quarterly Availability shall be deemed to be in Category 3 at the option of the Administrative Agent or at the request of the Required Lenders (in either case, with written notice to the Borrower) if the Borrower fails to deliver any Borrowing Base Certificate or related information required to be delivered by it pursuant to Section 5.01, during the period from the expiration of the time for delivery thereof until five (5) Business Days after each such Borrowing Base Certificate and related information is so delivered and (c) each of the rates per annum described above shall automatically increase by 0.75% in the event the Borrower does not consummate the Alternative Financing, issue the Specified Convertible Notes and/

or consummate a Sale and Leaseback Transaction permitted pursuant to Section 6.06 hereof, in an aggregate principal amount (or, in the case of any such Sale and Leaseback Transaction, yielding aggregate cash proceeds), for any combination of the foregoing, of at least $65,000,000, by July 1, 2016.
(e)The definition of “Change in Control” set forth in Section 1.01 of the Credit Agreement is hereby amended to replace the phrase “as defined in the Alternative Financing Documents” set forth in clause (c) of such definition with the phrase “as defined in the Alternative Financing Documents, in the Specified Convertible Note Documents”.
(f)The definition of “Commitment” set forth in Section 1.01 of the Credit Agreement is hereby amended by amending and restating the last sentence thereof to read as follows:
The amount of each Lender’s Commitment as of the Amendment No. 1 Effective Date is set forth on the Commitment Schedule, or in the Assignment and Assumption or other documentation contemplated hereby pursuant to which such Lender shall have assumed its Commitment, as applicable.
(g)The definition of “M&E Component” set forth in Section 1.01 of the Credit Agreement is hereby amended and restated to read as follows:
“M&E Component” means, at the time of any determination, an amount equal to (a) prior to the effectiveness of any Secured Alternative Financing that is secured by a first priority security interest in Equipment, the lesser of (i) $100,000,000 multiplied by the M&E Amortization Factor at such time and (ii) an amount equal to (x) 85% of the Net Orderly Liquidation Value of the Loan Parties’ Eligible Equipment multiplied by (y) the M&E Amortization Factor at such time and (b) on and after the effectiveness of any Secured Alternative Financing that is secured by a first priority security interest in Equipment, $0.
(h)The definition of “Minimum Availability Trigger Date” set forth in Section 1.01 of the Credit Agreement is hereby deleted in its entirety.
(i)The definition of “Permitted Convertible Notes” set forth in Section 1.01 of the Credit Agreement is hereby amended to add the following new clause (vi) to the proviso in such definition (and to make any related punctuation and grammatical changes as a result thereof):
(vi) the pricing, amortization and, in the event such Indebtedness constitutes Subordinated Indebtedness, subordination terms and conditions, must be reasonably acceptable to the Administrative Agent
(j)The definition of “Reserves” set forth in Section 1.01 of the Credit Agreement is hereby amended to add the following phrase immediately prior to the reference to volatility reserves: “reserves for accounts payable that are unpaid more than sixty (60) days after the due date thereof,”.
(k)The definition of “Secured Alternative Financing” set forth in Section 1.01 of the Credit Agreement is hereby amended and restated to read as follows:
“Secured Alternative Financing” means Alternative Financing in the form of loans or notes (a) secured on a first priority basis by the Borrower’s or any of its Material Domestic Subsidiaries’ fixed assets and/or (b) secured on a second priority basis (subject to an intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent) by the Borrower’s or any of its Material Domestic Subsidiaries’ assets constituting Collateral.
(l)The definition of “Transaction Expenses” set forth in Section 1.01 of the Credit Agreement is hereby amended to (i) replace the reference to the phrase “ninety (90) days” set forth in clause (a) thereof with the phrase “one hundred twenty (120) days” and (ii) add the following new clauses (e) and (f) thereto (and to make any related punctuation and grammatical changes as a result thereof):
(e) any Specified Convertible Notes that are paid or otherwise accounted for within ninety (90) days of the issuance thereof and (f) any amendment to any Specified Convertible Note Documents to the extent permitted hereunder and incurred after the issuance of the related Specified Convertible Notes
(m)The following new terms and their related definitions are hereby added to Section 1.01 of the Credit Agreement in the appropriate alphabetical order:
“Amendment No. 1” means that certain Amendment No. 1 to Amended and Restated Credit Agreement dated as of the Amendment No. 1 Effective Date among the Borrower, the other Loan Parties party thereto, the Lenders party thereto and the Administrative Agent.
“Amendment No. 1 Effective Date” means February 26, 2016.
“Availability Block” means an amount equal to the greater of $28,900,000 and 12.5% of the Aggregate Commitment; provided that in the event of a reduction in the Commitments pursuant to Section 2.11(d) the foregoing reference to $28,900,000 shall reduce to $20,000,000.
“Specified Convertible Note Documents” means, collectively, each of the agreements, instruments, and documents executed in connection with any Specified Convertible Notes, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.
“Specified Convertible Notes” means Permitted Convertible Notes (other than Permitted Convertible Notes, the Indebtedness of which constitutes Alternative Financing).
(n)Section 2.01(b) of the Credit Agreement is hereby amended and restated to read as follows:
(b)    the Aggregate Revolving Exposure exceeding the lesser of (i) the Aggregate Commitment less the Availability Block and (ii) the Borrowing Base less the Availability Block;
(o)Section 2.04(a) of the Credit Agreement is hereby amended to (i) replace the figure “$15,000,000” appearing therein with the figure “$13,250,000” and (ii) amend and restate the second proviso of the first sentence thereof to read as follows:

provided further that, the aggregate amount of outstanding Protective Advances plus the Aggregate Revolving Exposure shall not exceed an amount equal to the Aggregate Commitment minus the Availability Block
(p)Clause (a) of Section 2.05 of the Credit Agreement is hereby amended to replace the figure “$30,000,000” appearing therein with the figure “$26,500,000”.
(q)The penultimate sentence of Section 2.05(b) of the Credit Agreement is hereby amended and restated to read as follows:
The authority of the Administrative Agent to make Overadvances is limited to an aggregate amount not to exceed $26,500,000 at any time, no Overadvance may remain outstanding for more than thirty (30) days, no Overadvance shall cause any Lender’s Credit Exposure to exceed its Commitment, and no Overadvance shall cause the Aggregate Revolving Exposure to exceed an amount equal to the Aggregate Commitment minus the Availability Block; provided that, the Required Lenders may at any time revoke the Administrative Agent’s authorization to make Overadvances.
(r)Section 2.06(b) of the Credit Agreement is hereby amended to replace the figure “$15,000,000” appearing therein with the figure “$13,250,000”.
(s)Section 2.09(b) of the Credit Agreement is hereby amended by adding the following sentence to the end thereof:
In addition, for the avoidance of doubt, the Commitments shall reduce with the proceeds of a Secured Alternative Financing as provided in Section 2.11(d).
(t)Section 2.09(e) of the Credit Agreement is hereby amended to replace the figure “$350,000,000” appearing therein with the figure “$315,000,000”.
(u)Section 2.11(d) of the Credit Agreement is hereby amended by amending and restating the proviso set forth at the end of the fourth sentence thereof to read as follows:
provided that, prepayment of any Loans pursuant to this Section 2.11(d) with the Net Proceeds of a Secured Alternative Financing that is secured by a first priority security interest in Equipment shall result in a corresponding reduction in the Commitments in an aggregate amount of not less than $75,000,000.
(v)Section 2.12(c) of the Credit Agreement is hereby amended to add the following sentence at the end thereof: “In addition, the Borrower agrees to pay to the Administrative Agent, for the account of each Lender signatory to the Amendment No. 1 by the date and time specified by the Administrative Agent, the fees described in the Amendment No. 1.”
(w)Section 5.01(g) of the Credit Agreement is hereby amended by amending and restating the first parenthetical thereof to read as follows:
(or, from and after the date on which Availability is less than the greater of $39,750,000 and 15% of the Aggregate Commitment and until such subsequent date, if any, on which Availability is greater than or equal to the greater of

$39,750,000 and 15% of the Aggregate Commitment for a period of twenty (20) consecutive Business Days, within three (3) Business Days after the end of each calendar week; provided, that, in the case of any such weekly Borrowing Base Certificate, Eligible Inventory shall be based upon a calculation of Eligible Inventory as of the end of the most recently completed calendar month ending at least twenty (20) days prior to the date of such weekly Borrowing Base Certificate)
(x)Section 5.02(f) of the Credit Agreement is hereby amended and restated to read as follows:
(f)    all material amendments to any material Alternative Financing Documents or any material Specified Convertible Note Documents, in each case, together with a copy of each such amendment;
(y)Section 5.12 of the Credit Agreement is hereby amended and restated to read as follows:
Section 5.12.    Appraisals. At any time that the Administrative Agent reasonably requests, the Loan Parties will permit the Administrative Agent to conduct (a) two appraisals or updates thereof of their Inventory per calendar year and (b) if Availability is less than $75,000,000, one appraisal or update thereof of their machinery and Equipment per calendar year, in each case with an appraiser selected and engaged by the Administrative Agent, and prepared on a basis satisfactory to the Administrative Agent, such appraisals and updates to include, without limitation, information required by any applicable Requirement of Laws; provided, however, that (i) one of such two appraisals of Inventory per calendar year shall be limited to a desktop appraisal, (ii) a third appraisal may be performed in any such calendar year if Availability is less than the greater of $37,500,000 and 12.5% of the Aggregate Commitment at the time the third such appraisal is initiated and (iii) during the occurrence and continuance of an Event of Default, there shall be no limitation on the number or frequency of appraisals that may be performed. Each appraisal conducted in accordance with this Section 5.12 shall be at the sole expense of the Loan Parties.
(z)Article V of the Credit Agreement is hereby amended to add the following new Section 5.15 thereto to read as follows:
Depository Banks. The Borrower and each Subsidiary will, within sixty (60) days after the Amendment No. 1 Effective Date (or such later date as may be agreed to by the Administrative Agent in its Permitted Discretion), maintain the Administrative Agent as its principal depository bank, including for the maintenance of operating, administrative, cash management, collection activity and other deposit accounts for the conduct of its business.
(aa)Section 6.01 of the Credit Agreement is hereby amended to add the following new clause (m) thereto (and to make any related punctuation and grammatical changes as a result thereof):
(m)    Indebtedness in respect of Specified Convertible Notes in an aggregate principal amount not to exceed the excess, if any, of (i) $250,000,000 over (ii) the aggregate principal amount of Alternative Financing incurred on the Alternative Financing Effective Date.

(bb)    Section 6.06 of the Credit Agreement is hereby amended and restated to read as follows:
No Loan Party will, nor will it permit any Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred (a “Sale and Leaseback Transaction”), except for any such sale of any fixed or capital assets by the Borrower or any Subsidiary that (a) is made for cash consideration in an amount not less than the fair value of such fixed or capital asset and is consummated within 180 days after the Borrower or such Subsidiary acquires or completes the construction of such fixed or capital asset or (b) meets each of the following conditions: (i) such sale is made for consideration in an amount not less than the fair value of such fixed or capital asset, (ii) such sale is for at least 75% cash consideration and (iii) the sum of the aggregate consideration received on or after the Restatement Effective Date in respect of all Sale and Leaseback Transactions made in reliance on this clause (b) shall not exceed $50,000,000.
(cc)    Section 6.10 of the Credit Agreement is hereby amended by amending and restating clause (i) of the proviso set forth therein to read as follows:
(i)    the foregoing shall not apply to restrictions and conditions imposed by any Requirement of Law, any Loan Document, any Alternative Financing Document or any Specified Convertible Note Document,
(dd)    Section 6.11 of the Credit Agreement is hereby amended and restated to read as follows:
No Loan Party will, nor will it permit any Subsidiary to, amend, modify or waive any of its rights under (a) any agreement relating to any Subordinated Indebtedness, any Alternative Financing or any Specified Convertible Notes, in each case, except (i) if such Subordinated Indebtedness, Alternative Financing or Indebtedness in respect of any Specified Convertible Notes is subject to a subordination agreement or intercreditor agreement, as applicable, between the Administrative Agent and the holders of such Indebtedness, to the extent such amendment, modification or waiver would not be prohibited by the terms of such subordination agreement or intercreditor agreement, (ii) if such Indebtedness is in respect of any Permitted Convertible Notes, to the extent any such amendment, modification or waiver is expressly required pursuant to the terms of the indenture governing such Permitted Convertible Notes (as in effect on the date such Permitted Convertible Notes are issued) or (iii) to the extent any such amendment, modification or waiver does not amend, modify or waive the indenture governing any Permitted Convertible Notes and would not be materially adverse to the Lenders or (b) its charter, articles or certificate of incorporation or organization, by-laws, operating, management or partnership agreement or other organizational or governing documents, in each case, except to the extent any such amendment, modification or waiver would not be materially adverse to the Lenders.

(ee)    Section 6.13 of the Credit Agreement is hereby amended and restated to read as follows:
Financial Covenant. The Borrower will not permit the Fixed Charge Coverage Ratio as of June 30, 2017, July 31, 2017 and August 31, 2017, for the year-to-date period ended since January 1, 2017, to be less than 1.0 to 1.0.
(ff)    Clause (e) of Article VII of the Credit Agreement is hereby amended to add the phrase “or any other Loan Document” at the end thereof.
(gg)    The Commitment Schedule to the Credit Agreement is hereby replaced in its entirety with the “Commitment Schedule” attached hereto as Annex A.
(hh)    The definition of “Cash Dominion Period” in the Security Agreement is hereby amended and restated to read as follows:
“Cash Dominion Period” means a period of time, (i) when an Event of Default has occurred and is continuing or (ii) commencing with the date on which Availability is less than the greater of $39,750,000 and 15% of the Aggregate Commitment, and continuing until such subsequent date (if any) as when Availability has exceeded the greater of $39,750,000 and 15% of the Aggregate Commitment for twenty (20) consecutive Business Days.

2.    Conditions Precedent. The effectiveness of this Amendment is subject to the conditions precedent that:
(a)    the Administrative Agent shall have received counterparts of this Amendment, duly executed by each of the Loan Parties, the Required Lenders and the Administrative Agent;
(b)    the Administrative Agent shall have received from the Borrower, on behalf of each Lender signatory hereto that delivers its executed signature page to this Amendment by no later than the date and time specified by the Administrative Agent, an amendment fee in an amount equal to 0.50% of such Lender’s Commitment immediately prior to the effectiveness of this Amendment; and
(c)    the Administrative Agent shall have received reimbursement of the Administrative Agent’s and its affiliates’ expenses for which invoices have been presented (including reasonable fees and expenses of counsel for the Administrative Agent) at least one (1) Business Day prior to the date hereof in connection with this Amendment and the other Loan Documents.
3.    Representations and Warranties. To induce the Administrative Agent and the Lenders party hereto to enter into this Amendment, each Loan Party hereby jointly and severally represents and warrants to the Administrative Agent and the Lenders, that:
(a)    This Amendment and the Credit Agreement as modified hereby constitute legal, valid and binding obligations of such Loan Party, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b)    As of the date hereof and after giving effect to the terms of this Amendment, (i) no Default or Event of Default has occurred and is continuing and (ii) the representations and warranties of the Loan Parties set forth in the Loan Documents are true and correct in all material respects (or in all respects if such representation or warranty is qualified by Material Adverse Effect or other materiality qualifier) with the same effect as though made on and as of the date hereof, except to the extent that any such representation or warranty specifically refers to an earlier date, in which case such representation or warranty is true and correct in all material respects (or in all respects if such representation or warranty is qualified by Material Adverse Effect or other materiality qualifier) as of such earlier date.
4.    Reference to and Effect on the Credit Agreement.
(a)    Upon the effectiveness hereof, each reference to the Credit Agreement in the Credit Agreement or any other Loan Document shall mean and be a reference to the Credit Agreement as amended hereby.
(b)    The Credit Agreement and all other documents, instruments and agreements executed and/or delivered in connection therewith shall remain in full force and effect and are hereby reaffirmed, ratified and confirmed.
(c)    The liens and security interests in favor of the Administrative Agent for the benefit of the Secured Parties securing payment of the Secured Obligations (and all filings with any Governmental Authority in connection therewith) are in all respects continuing and in full force and effect with respect to all Secured Obligations.
(d)    Except with respect to the subject matter hereof, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Administrative Agent or the Lenders, nor constitute a waiver of any provision of the Credit Agreement or any other documents, instruments and agreements executed and/or delivered in connection therewith.
(e)    This Amendment is a Loan Document under (and as defined in) the Credit Agreement.
5.    Release of Claims.
In further consideration of the execution by the Administrative Agent and the Lenders party hereto of this Amendment, each Loan Party and its successors and assigns (collectively, the “Releasors”), hereby confirms that (a) it does not have any grounds, and hereby agrees not to challenge (or to allege or to pursue any matter, cause or claim arising under or with respect to), in any case based upon acts or omissions of the Administrative Agent or any of the Lenders, the effectiveness, genuineness, validity, collectibility or enforceability of the Credit Agreement or any of the other Loan Documents, the Secured Obligations, the Liens securing such Secured Obligations, or any of the terms or conditions of any Loan Document and (b) it does not possess and hereby completely, voluntarily, knowingly, and unconditionally releases and forever discharges the Administrative Agent, each of the Lenders, each of their advisors, professionals and employees, each affiliate of the foregoing and all of their respective successors and assigns (collectively, the “Releasees”), from any and all claims, actions, suits, and other liabilities, including, without limitation, any so-called “lender liability” claims or defenses (collectively, “Claims”), whether arising in law or in equity, which any of the Releasors ever had, now has or hereinafter can, shall or may have against any of the Releasees for, upon or by reason of any matter, cause or thing whatsoever from time to time occurred on or prior to the date hereof, in any way concerning, relating to, or arising from (i) any of the Releasors, (ii) the Secured Obligations, (iii) the Collateral, (iv) the Credit Agreement or any of the other Loan Documents, (v) the financial condition, business operations, business plans, prospects or creditworthiness of any Loan Party and/or (vi) the negotiation, documentation and execution of this Amendment and any documents relating hereto. The Releasors hereby acknowledge that they have been advised by legal counsel of the meaning and consequences of this release.
6.    Miscellaneous.
(a)    Governing Law. This Amendment shall be construed in accordance with and governed by the law of the State of New York.
(b)    Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.
(c)    Counterparts. This Amendment may be executed by one or more of the parties hereto on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Amendment by facsimile, PDF or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Amendment.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.
BORROWER:
TIMKENSTEEL CORPORATION
By /s/ Christopher J. Holding
Name: Christopher J. Holding
Title: Executive Vice President and Chief Financial          Officer
OTHER LOAN PARTIES:
TIMKENSTEEL MATERIAL SERVICES, LLC

By /s/ Christopher J. Holding
Name: Christopher J. Holding
Title: Secretary and Treasurer
TSB METAL RECYCLING LLC

By /s/ Christopher J. Holding
Name: Christopher J. Holding
Title: Secretary and Treasurer

JPMORGAN CHASE BANK, N.A., individually as a Lender, as the Swingline Lender, as Issuing Bank and as Administrative Agent

By: /s/ Randy Abrams
Name: Randy Abrams
Title: Authorized Officer

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By: /s/ Todd Milenius
Name: Todd Milenius
Title: Vice President

BANK OF AMERICA, N.A., as a Lender

By: /s/ Michael Contreras
Name: Michael Contreras
Title: Vice President

HSBC BANK USA, NATIONAL ASSOCIATION, as a Lender

By: /s/ Christopher S. Helmeci
Name: Christopher S. Helmeci
Title: S.V.P.

KEYBANK NATIONAL ASSOCIATION, as a Lender

By: /s/ John P. Hecker
Name: John P. Hecker
Title: Senior Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By: /s/ Christopher E. Irwin
Name: Christopher E. Irwin
Title: Authorized Officer

U.S. BANK NATIONAL ASSOCIATION,
as a Lender

By: /s/ Suzanne E. Geiger
Name: Suzanne E. Geiger
Title: SVP

Annex A
COMMITMENT SCHEDULE

LENDER	COMMITMENT
JPMORGAN CHASE BANK, N.A.	$44,166,668
PNC BANK, NATIONAL ASSOCIATION	$44,166,668
BANK OF AMERICA, N.A.	$35,333,333
HSBC BANK USA, NATIONAL ASSOCIATION	$35,333,333
KEYBANK NATIONAL ASSOCIATION	$30,916,666
WELLS FARGO BANK, NATIONAL ASSOCIATION	$30,916,666
U.S. BANK NATIONAL ASSOCIATION	$30,916,666
THE NORTHERN TRUST COMPANY	$13,250,000
AGGREGATE COMMITMENT	$265,000,000